UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2016

ACROBOO, INC.

(Exact name of registrant as specified in its charter)

NEVADA

(State or other jurisdiction of incorporation)

000-54349

(Commission File No.)

138 Cecil Street #09-02

Cecil Court

Singapore 069538

(Address of principal executive offices and Zip Code)

+60 16 202 9898

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

(a)

Name Change

Effective January 15, 2016, AcroBoo, Inc. ("we," "our," or the "Company") changed its corporate name from AcroBoo, Inc. to Ezy Cloud Holding Inc. The name change was effected through a parent/subsidiary short-form merger of Ezycloud Holding Inc., our wholly-owned Nevada subsidiary formed solely for the purpose of the name change, with and into us (the “Merger”). We were the surviving entity. To effectuate the Merger, we filed an Articles of Merger with the Secretary of State of the State of Nevada, along with a Plan and Agreement of Merger, and the Merger became effective on January 15, 2016.  Our board of directors approved the Merger.  In accordance with Section 92A.180 of the Nevada Revised Statutes, stockholder approval of the Merger was not required.

On the effective date of the Merger, our name was changed to "Ezy Cloud Holding Inc."  With the exception of the name change, there were no other changes to our Articles of Incorporation.  A copy of the Articles of Merger and the Plan and Agreement of Merger we filed with the Secretary of State of the State of Nevada are being filed herewith as Exhibits 3.1 and 3.2.

In connection with the name change, effective as of January 15, 2016 with FINRA, the trading symbol for the Company’s common stock, which is quoted on the OTC market, changed from “ARBJ” to “EZCL.”

The Merger and the resulting name and symbol changes do not affect the rights of our security holders. Following the name change, the stock certificates, which reflect our prior corporate name, will continue to be valid. Certificates reflecting the new corporate name will be issued in due course as old stock certificates are tendered for exchange or transfer to our transfer agent.

(b)

Change in Fiscal Year

On January 15, 2016, the Board of Directors of the Company adopted a resolution to change the Company's fiscal year end from September 30 to December 31, effective immediately as of the date of such resolution.

Item 9.01 Financial Statements And Exhibits.

(d)  Exhibits:

3.1	Articles of Merger, as filed with the Secretary of State of the State of Nevada, effective on January 15, 2016.

3.2	Plan and Agreement of Merger, dated January 15, 2016, as filed with the Secretary of State of the State of Nevada.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 19 day of January, 2016.

ACROBOO, INC.

By:	/s/Lim Kor Kiat
Lim Kor Kiat, President

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